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                                                                    EXHIBIT 99.1

Contact: Carla Boyd Richards                     Jim Clippard
         FedEx Media Relations                   FedEx Investor Relations
         949-248-2406                            901-818-7468
         CBRICHARDS@FEDEX.COM                    IR@FEDEX.COM

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                 FEDEX EXPRESS MOVES TO A DYNAMIC FUEL SURCHARGE
           -- IMPLEMENTATION MOVES FUEL SURCHARGE TO THREE PERCENT --
           ----------------------------------------------------------

         MEMPHIS, Tenn. (October 17, 2001) - FedEx Corp. (NYSE: FDX) today announced that its subsidiary Federal Express Corp. ("FedEx Express") will lower its current four percent fuel surcharge to three percent beginning Nov. 5, 2001 based on a new index for calculating fuel surcharges on U.S. domestic and U.S. outbound shipments.
         The surcharge will be subject to adjustment monthly using a rounded average of the U.S. Gulf Coast (USGC) spot price for a gallon of kerosene-type jet fuel, as published monthly by the U.S. Department of Energy. This method more closely links the surcharge to market prices for jet fuel. For example, the surcharge for November 2001 will be based on USGC spot price for jet fuel published for September 2001.
         Changes to the FedEx Express fuel surcharge, when calculated according to the USGC index and FedEx trigger points, will be applied effective from the first Monday of the month. These trigger points may change from time to time, but information on the fuel surcharge for each month will be available at fedex.com two weeks before the surcharge is applicable.
         "This approach will provide FedEx Express customers a convenient way to adjust to fluctuations in fuel prices," said T. Michael Glenn, President and CEO of FedEx Services. "FedEx is the first company in the express shipping industry to implement an indexed fuel surcharge which should allow FedEx Express and its customers to respond more quickly to changes in fuel prices in the marketplace."
         With annual revenues of $20 billion, FedEx Corp. is the premier global provider of transportation, e-commerce and supply chain management services. The company offers integrated business solutions through a network of subsidiaries operating independently, including: FedEx Express, the world's largest express transportation company; FedEx Ground,



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North America's second largest provider of small-package ground delivery service; FedEx Freight, a leading provider of regional less-than-truckload freight services; FedEx Custom Critical, the world's largest provider of expedited time-critical shipments; and FedEx Trade Networks, a provider of customs brokerage, consulting, information technology and trade facilitation solutions.

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